EXHIBIT 4.4

CERTIFICATE OF DESIGNATIONS OF THE POWERS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL AND OTHER SPECIAL RIGHTS OF PREFERRED STOCK AND QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS THEREOF
of
SERIES A 4% CUMULATIVE CONVERTIBLE PREFERRED STOCK
for
CLICKACTION INC.

CLICKACTION INC., a Delaware corporation (the "Corporation"), pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, does hereby make this Certificate of Designations and does hereby state and certify that pursuant to the authority expressly vested in the Board of Directors of the Corporation by the Certificate of Incorporation of the Corporation, the Board of Directors duly adopted the following resolutions, which resolutions remain in full force and effect as of the date hereof:

RESOLVED, that, pursuant to Article IV, Section B, of the Certificate of Incorporation of the Corporation, the Board of Directors hereby authorizes the issuance of, and fixes the designation and preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions, of a series of preferred stock of the Corporation consisting of 5,500 shares, par value $0.001, to be designated "Series A 4% Cumulative Convertible Preferred Stock".

RESOLVED, that each of the shares of Series A 4% Cumulative Convertible Preferred Stock shall rank equally in all respects and shall be subject to the following terms and provisions:

1. Designation. There is hereby created out of the authorized and unissued shares of the preferred stock of the Corporation a series of preferred stock designated as the "Series A 4% Cumulative Convertible Preferred Stock". The number of shares (the "Preferred Shares") constituting such series shall be 5,500.

2. Dividends.

(a) Cumulative. The holders of the Preferred Shares shall be entitled to receive cumulative dividends at the per share rate of four percent (4%) per annum (i.e., two percent (2%) semi-annually) of the Liquidation Value (as defined below) of each outstanding Preferred Share, accruing daily from the date of issuance and compounded on June 30th and December 31st of each year (each a "Dividend Payment Date") commencing with the first Dividend Payment Date occurring after the original issuance date of such share, in preference and priority to any payment of any dividend on the Common Stock (as defined below) or any other class or series of equity security of the Corporation. Such dividends shall accrue on any given share from the most recent date on which a dividend has been paid with respect to such share, or if no dividends have been paid, from the date of the original issuance of such share, and such dividends shall accrue from day to day whether or not declared, based on the actual number of days elapsed. If at any time dividends on the outstanding Preferred Shares at the rate set forth above shall not have been paid or declared and set apart for payment with respect to all preceding periods, the amount of the deficiency shall be fully paid or declared and set apart for payment, but without interest, before any distribution, whether by way of dividend or otherwise, shall be declared or paid upon or set apart for the shares of any other class or series of equity security of the Corporation. For purposes of computing any per diem accrual, calculations shall be made using a 360-day year.

(b) Stock Payment or Cash Payment. The Corporation shall pay the dividends payable on the outstanding Preferred Shares on each Dividend Payment Date either in cash or in shares of Common Stock at the Corporation's option (subject to the terms hereof), provided that accrued but unpaid dividends on any Preferred Shares which are redeemed or repurchased hereunder shall be paid in cash concurrently with such redemption or repurchase. Unless the Corporation shall deliver to all holders of Preferred Shares an irrevocable written notice ("Dividend Notice") at least twenty-five (25) Trading Days (as defined below) prior to any Dividend Payment Date electing to pay dividends on the Preferred Shares in cash on such Dividend Payment Date, the Corporation shall pay dividends on the Preferred Shares in Common Stock and the number of such shares to be issued on such Dividend Payment Date shall be the number determined by dividing (x) the dollar amount of dividends due, by (y) the average of the closing bid prices per share of Common Stock over the twenty-five (25) consecutive Trading Days immediately preceding such Dividend Payment Date as reported by the Principal Market. Such shares shall be issued and delivered within four (4) Trading Days following the applicable Dividend Payment Date and shall be duly authorized, validly issued, fully paid, non-assessable and free and clear of all encumbrances, restrictions and legends (other than any encumbrances or restrictions created by the holder of Preferred Shares receiving such dividend shares). If the Corporation fails to issue such shares of Common Stock in such manner within such 4-Trading Day period following the Dividend Payment Date, then the holders of Preferred Shares shall have the right to elect whether to receive such dividends in cash or Common Stock.

Notwithstanding anything to the contrary contained herein, the Corporation may not pay dividends hereunder in shares of Common Stock (and must deliver cash in respect thereof) if as of the Dividend Payment Date:

(1) the number of shares of Common Stock at the time authorized, unissued and unreserved for all purposes, or held as treasury stock, is insufficient to issue the number of shares issuable upon conversion of all Preferred Shares at the lesser of the Conversion Price and Market Price at such time;

(2) such shares are not registered for resale pursuant to an effective registration statement and covered by a current related prospectus, the use of which has not been suspended, that names the recipient of such dividend as a selling stockholder thereunder;

(3) such shares are not listed on the Nasdaq National Market, the Nasdaq SmallCap Market, the New York Stock Exchange or the American Stock Exchange (or the Common Stock is suspended from trading on any such market or exchange or trading on such market or exchange is suspended generally);

(4) the Corporation (together with its subsidiaries on a consolidated basis) does not have current assets exceeding its current liabilities (as determined in accordance with generally accepted accounting principles) or is unable to pay all its debts as they become due in the ordinary course of business, or the Corporation is subject to any liquidation, dissolution or winding up of its affairs, or the Corporation or its assets is subject to any bankruptcy, insolvency, reorganization or similar proceeding;

(5) the Corporation shall have failed to pay any dividend payments when due on more than one occasion (unless waived by holders of 75% of the Preferred Shares); or

(6) such issuance would cause the ownership limitations contained in Section 5(j) below to be violated.

3. Liquidation Value. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Preferred Shares shall be entitled to receive, out of the assets of the Corporation available for distribution to stockholders, prior and in preference to any distribution of any assets of the Corporation to the holders of any other class or series of equity securities, the amount of $1,000 per share plus all accrued but unpaid dividends thereon and all liquidated damages payable under the Registration Rights Agreement which have not yet been paid (collectively, the "Liquidation Value"). The foregoing shall not affect any rights which holders of Preferred Shares may have with respect to any requirement that the Corporation repurchase the Preferred Shares or for any right to monetary damages.

4. Issuance of Preferred Shares. The Preferred Shares shall be issued by the Corporation pursuant to a Purchase Agreement, dated on or about the date hereof ("Purchase Agreement") between the Corporation and the initial subscriber or subscribers for the Preferred Shares thereunder (collectively, the "Subscriber"), and holders of Preferred Shares shall enjoy the benefits of the Registration Rights Agreement, dated on or about the date hereof ("Registration Rights Agreement") between such parties in connection with the Purchase Agreement.

5. Conversion. Subject to the terms hereof, each holder of the Preferred Shares shall have the right at any time and from time to time, at the option of such holder, to convert any or all Preferred Shares held by such holder for such number of fully paid, validly issued and nonassessable shares ("Common Shares") of common stock, par value $0.001, of the Corporation ("Common Stock"), free and clear of any liens, claims or encumbrances (other than any liens, claims or encumbrances created, or arising from any actions by, such holder of Preferred Shares), as is determined by dividing (i) the Liquidation Value times the number of Preferred Shares being converted, by (ii) the applicable Conversion Price (as defined in Section 5(b) below) determined as hereinafter provided in effect on the Conversion Date (subject to the limitations set forth in this Section 5). Immediately following such conversion, the rights of the holders of converted Preferred Shares shall cease and the persons entitled to receive the Common Shares upon the conversion of Preferred Shares shall be treated for all purposes as having become the owners of such Common Shares, subject to the rights provided herein to holders.

(a) Mechanics of Conversion. To convert Preferred Shares into Common Shares, the holder shall give written notice ("Conversion Notice") to the Corporation in the form of page 1 of Exhibit A hereto (which Conversion Notice may be given by facsimile transmission) no later than the Conversion Date stating that such holder elects to convert the same and shall state therein the number of Preferred Shares to be converted and the name or names in which such holder wishes the certificate or certificates for Common Shares to be issued (the conversion date specified in such Conversion Notice, and the Automatic Conversion Date as defined below (as may be extended), shall be referred to herein as the "Conversion Date"). Simultaneously with the delivery of the Conversion Notice, the holder shall deliver (which also may be delivered by facsimile transmission) page 2 to Exhibit A hereto indicating the computation of the number of Common Shares to be received. As soon as possible after delivery of the Conversion Notice and subject to the book-entry provisions set forth below, such holder shall surrender the certificate or certificates representing the Preferred Shares being converted, duly endorsed, at the office of the Corporation or, if identified in writing to all the holders by the Corporation, at the offices of any transfer agent for such shares. The Corporation shall, immediately upon receipt of such Conversion Notice, issue and deliver to or upon the order of such holder a certificate or certificates for the number of Common Shares to which such holder shall be entitled (with the number of and denomination of such certificates designated by such holder), and the Corporation shall immediately issue and deliver to such holder a certificate or certificates for the number of Preferred Shares (including any fractional shares) which such holder has not yet elected to convert hereunder but which are evidenced in part by the certificate(s) delivered to the Corporation in connection with such Conversion Notice. The Corporation shall effect such issuance of Common Shares (and certificates for unconverted Preferred Shares) within four (4) Trading Days of the Conversion Date and shall transmit the certificates by messenger or reputable overnight delivery service to reach the address designated by such holder within four (4) Trading Days after the receipt of such Conversion Notice. If certificates evidencing the Common Shares are not received by the holder within seven (7) Trading Days of the Conversion Notice, then the holder will be entitled to revoke and withdraw its Conversion Notice, in whole or in part, at any time prior to its receipt of those certificates. In lieu of delivering physical certificates representing the Common Shares issuable upon conversion of Preferred Shares or in payment of dividends hereunder, provided the Corporation's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer ("FAST") program, upon request of the holder, the Corporation shall use its best efforts to cause its transfer agent to electronically transmit the Common Shares issuable upon conversion or dividend payment to the holder, by crediting the account of the holder's prime broker with DTC through its Deposit Withdrawal Agent Commission ("DWAC") system. The time periods for delivery described above, and for delivery of Common Stock in payment of dividends hereunder, shall apply to the electronic transmittals through the DWAC system, provided that for such purposes delivery shall be deemed completed at such time as the Common Shares have been posted in the DWAC system for pick-up by the holder's prime broker and such prime broker has been notified by facsimile that such Common Shares are so available for pick-up. The parties agree to coordinate with DTC to accomplish this objective. The conversion pursuant to this Section 5 shall be deemed to have been made immediately prior to the close of business on the Conversion Date. The person or persons entitled to receive the Common Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Shares at the close of business on the Conversion Date.

The Corporation's obligation to issue Common Shares upon conversion of Preferred Shares shall be absolute, is independent of any covenant of any holder of Preferred Shares, and shall not be subject to: (i) any offset or defense; or (ii) any claims against the holders of Preferred Shares whether pursuant to this Certificate of Designations, the Purchase Agreement, the Registration Rights Agreement, the Warrants (as defined in the Purchase Agreement) or otherwise.

Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of any Preferred Shares in accordance with the terms hereof, the holder thereof shall not be required to physically surrender such holder's certificates for Preferred Shares to the Corporation unless such holder is converting all of the Preferred Shares then held by such holder. The holders of Preferred Shares and the Corporation shall maintain records showing the number of Preferred Shares so converted hereunder, the number of Common Shares received upon conversion and the dates of such conversions, or shall use such other method, reasonably satisfactory to the holders and the Corporation, so as not to require physical surrender of certificates for Preferred Shares upon each such conversion. Notwithstanding the foregoing, if any Preferred Shares are converted as aforesaid, such holder of Preferred Shares may not transfer its Preferred Shares unless such holder first physically surrenders to the Corporation all certificates representing any Preferred Shares which have previously been converted in whole or in part, whereupon the Corporation will forthwith issue and deliver upon the order of such holder new certificate(s) evidencing Preferred Shares, registered as such holder may request, representing in the aggregate, together with all other certificates evidencing Preferred Shares held by such holder, the remaining number of Preferred Shares held by such holder. Each holder of Preferred Shares (and any successor in interest or assignee), by acceptance of Preferred Shares, acknowledges that, by reason of the provisions of this paragraph, following conversion of any Preferred Shares, the number of Preferred Shares actually owned by such holder may be less than the number of Preferred Shares set forth on the face of the certificates representing Preferred Shares and held by such holder.

(b) Determination of Conversion Price.

For purposes of this Certificate of Designations, the following terms shall have meanings ascribed to them below:

"Conversion Price" shall mean 105% of the average of the closing bid prices of the Common Stock during the period commencing on and including March 1, 2001 and ending on and including May 15, 2001, as reported by the Principal Market, except that prior to May 16, 2001 the Conversion Price shall mean 105% of the Market Price as of the Conversion Date, in each case as such Conversion Price may be adjusted from time to time pursuant to the terms of this Certificate of Designations.

"Market Price" shall mean the average of the closing bid prices of the Common Stock over the twenty-five (25) consecutive Trading Days immediately preceding the date as of which the Market Price is being determined as reported by the Principal Market, provided that if the Common Stock is not then listed on any market or exchange, then the Market Price shall be the average of the closing bid prices for the Common Stock on the OTC Bulletin Board, or, if such is not available, the National Quotation Bureau, or otherwise the average of the closing bid prices for the Common Stock quoted by two market-makers of the Common Stock, or otherwise such Market Price shall be the fair market value of one share of Common Stock as reasonably determined in good faith by the Corporation and the holders of a majority of the Preferred Shares. (In the event of any stock splits, stock dividends, recapitalizations or the like during the period for determining the Market Price, such closing bid prices occurring prior to such event shall be appropriately and equitably adjusted if not otherwise provided herein.)

"Principal Market" shall mean the NASDAQ National Market System or such other principal market or exchange on which the Common Stock is then listed for trading.

"Adjusted Price" means the average of the closing bid prices of the Common Stock during the fourth calendar quarter of the calendar year immediately preceding the applicable Automatic Conversion Date as reported on the Principal Market; provided that if the Common Stock is not then listed on any market or exchange, then the Adjusted Price shall be the average of the closing bid prices for the Common Stock on the OTC Bulletin Board, or, if such is not available, the National Quotation Bureau, or otherwise the average of the closing bid price for the Common Stock quoted by two market-makers of the Common Stock, or otherwise such Adjusted Price shall be the fair market value of one share of Common Stock as reasonably determined in good faith by the Company and the holders of a majority of the Preferred Shares.

"Trading Day" shall mean a day on which there is trading on the NASDAQ National Market System or such other market or exchange on which the Common Stock is then principally traded.

(c) Stock Splits; Dividends; Adjustments.

(i) If the Corporation or any of its subsidiaries, at any time while the Preferred Shares are outstanding (A) shall pay a stock dividend or otherwise make a distribution or distributions on any equity securities (including instruments or securities convertible into or exchangeable for such equity securities) in shares of Common Stock other than a stock dividend on the Preferred Shares pursuant to Section 2 above, (B) subdivide outstanding Common Shares into a larger number of shares, or (C) combine outstanding Common Stock into a smaller number of shares, then each Affected Conversion Price (as defined below) shall be multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding before such event and the denominator of which shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section 5(c)(i) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

As used herein, the Affected Conversion Prices (each an "Affected Conversion Price") shall refer to: (i) the Conversion Price; and (ii) each reported closing bid price for the Common Stock on the Principal Market occurring on any Trading Day included in the period used for determining the Market Price or Adjusted Price, as the case may be, which Trading Day occurred before the record date in the case of events referred to in clause (A) of this subparagraph 5(c)(i) and before the effective date in the case of the events referred to in clauses (B) and (C) of this subparagraph 5(c)(i).

(ii) If the Corporation or any of its subsidiaries, at any time while the Preferred Shares are outstanding, shall distribute to all holders of Common Stock evidences of its indebtedness or assets or cash or rights or warrants to subscribe for or purchase any security of the Corporation or any of its subsidiaries (excluding those referred to in Sections 5(c)(i) or 5(c)(ii)), then concurrently with such distributions to holders of Common Stock, the Corporation shall issue and/or deliver the amount of such indebtedness, assets, cash or rights or warrants ("Distributions") which the holders of Preferred Shares would have received had they converted all their Preferred Shares into Common Shares immediately prior to the record date for such distribution, into a segregated account for the benefit of the holders of Preferred Shares and hold such Distributions in such account on behalf of such holders, and, at any holder's reasonable request, the Corporation shall place such Distributions in escrow with an escrow agent reasonably satisfactory to such holder on escrow terms reasonably satisfactory to such holder. Upon conversion of any Preferred Shares by any holder of Preferred Shares after any such distribution, such holder shall have the right to receive the Distributions which such holder would have received had it converted such Preferred Shares into Common Shares immediately prior to the record date for such distribution.

(iii) All calculations under this Section 5(c) shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be.

(iv) No adjustment in the Conversion Price shall reduce the Conversion Price below the then par value of the Common Stock, provided that the Corporation shall not increase such par value so long as any Preferred Shares are outstanding.

(v) The Corporation from time to time may reduce the Conversion Price by any amount for any period of time if the reduction is irrevocable during the period. Whenever the Conversion Price is so reduced, the Corporation shall mail to the holders of Preferred Shares a notice of the reduction. The Corporation shall mail, first class, postage prepaid, the notice at least 3 days before the date the reduced Conversion Price takes effect. The notice shall state the reduced Conversion Price and the period it will be in effect. A reduction of the Conversion Price does not change or adjust the Conversion Price otherwise in effect for purposes of Sections 5(c)(i) or (ii) above.

(d) Notice of Record Date. In the event of any taking by the Corporation of a record date of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any security or right convertible into or entitling the holder thereof to receive additional Common Shares, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall deliver to each holder of Preferred Shares at least 15 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, security or right and the amount and character of such dividend, distribution, security or right.

(e) Issue Taxes. The Corporation shall pay any and all issue, documentary, stamp and other taxes, excluding any income, franchise or similar taxes, that may be payable in respect of any issue or delivery of Common Shares on conversion of, or payment of dividends on, Preferred Shares pursuant hereto. However, the holder of any Preferred Shares shall pay any tax that is due because the Common Shares issuable upon conversion thereof or dividend payment thereon are issued in a name other than such holder's name.

(f) Reservation of Stock Issuable upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock, solely for the purposes of effecting the conversion of the Preferred Shares, an amount of Common Shares equal to (i) 200% of the number of shares issuable upon conversion of the Preferred Shares at the then applicable Market Price or Conversion Price, whichever is lower, or the maximum number if Common Shares issuable hereunder, if less (in each case without regard to any limitations or restrictions set forth herein), and (ii) 100% of the number of shares issuable upon payment of all dividends hereunder in Common Stock. The Corporation promptly will take such corporate action as may, in the opinion of its outside counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including without limitation engaging in commercially reasonable best efforts to obtain any requisite stockholder approval.

(g) Fractional Shares. No fractional shares shall be issued upon the conversion of any Preferred Shares. All Common Shares (including fractions thereof) issuable upon conversion of more than one Preferred Share by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, either round up the number of shares to the next highest whole number or, at the Corporation's option, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the Conversion Date (as determined in good faith by the Board of Directors of the Corporation).

(h) Reorganization, Merger or Going Private. In case of any reorganization or any reclassification of the capital stock of the Corporation or any consolidation or merger of the Corporation with or into any other corporation or corporations or a sale or transfer of all or substantially all of the assets of the Corporation to any other person or a "going private" transaction under Rule 13e-3 promulgated pursuant to the Securities Exchange Act of 1934, as amended, then, as part of such reorganization, consolidation, merger, or transfer if the holders of shares of Common Stock receive any publicly traded securities as part or all of the consideration for such reorganization, consolidation, merger or sale, then it shall be a condition precedent of any such event or transaction that provision shall be made such that each Preferred Share shall thereafter be convertible into such new securities at a conversion price and pricing formula which places the holders of Preferred Shares in an economically equivalent position as they would have been if not for such event. In addition to the foregoing, if the holders of shares of Common Stock receive any non-publicly traded securities or other property or cash as part or all of the consideration for such reorganization, consolidation, merger or sale, then such distribution shall be treated to the extent thereof as a distribution under Section 5(c) above and such Section shall also apply to such distribution.

(i) Automatic Conversion and Forced Redemption.

(1) Conversion. Subject to Subsection 5(i)(3) below, on January 2, 2003 (as may be extended, the "Automatic Conversion Date"), all the Preferred Shares shall be automatically converted as of the Automatic Conversion Date into such number of fully paid, validly issued and nonassessable Common Shares as is determined by dividing (i) the Liquidation Value times the number of Preferred Shares held by each holder as of the Automatic Conversion Date, by (ii) the lesser of the Adjusted Price or the Conversion Price as of the Automatic Conversion Date; provided, however, that if such Adjusted Price determined as of January 2, 2003 is less than the Conversion Price, then at the option of any holder of at least 100 Preferred Shares such holder shall have the right to extend the Automatic Conversion Date, applicable to such portion or all of such Preferred Shares then held by such holder as may be designated by such holder, until January 2, 2004, by providing written notice to the Corporation on or prior to January 12, 2003 electing to so extend the Automatic Conversion Date and stating the number of Preferred Shares as to which such extension shall apply. The Corporation shall issue such Common Shares, free and clear of any liens, claims or encumbrances (other than any liens, claims or encumbrances created, or arising from any actions by, such holder of Preferred Shares), to each holder of Preferred Shares within four (4) Trading Days following any Automatic Conversion Date applicable to Preferred Shares, provided that if the Adjusted Price determined as of January 2, 2003 is less than the Conversion Price, then the Corporation shall issue such shares (to the extent the Automatic Conversion Date has not been extended pursuant to the terms hereof) within four (4) Trading Days following the earlier of January 12, 2003 or the date on which the Corporation receives notice from such holder that the Automatic Conversion Date is not being extended for a specified amount of Preferred Shares.

(2) Forced Redemption. Subject to the terms and conditions herein, at any time and from time to time the Corporation shall have the right to redeem any or all of the Preferred Shares outstanding for consideration ("Redemption Consideration") consisting of (a) cash equal to the Liquidation Value of such Preferred Shares being redeemed, and (b) Warrants ("Redemption Warrants") to purchase the number of shares of Common Stock ("Additional Warrant Shares") equal to 50% of (i) the Liquidation Value of the Preferred Shares being redeemed divided by (ii) the lesser of the Conversion Price or Market Price at such time, and such Redemption Consideration shall be deemed given in exchange for such Preferred Shares being redeemed. The Redemption Warrants shall be in the form of Exhibit B to the Purchase Agreement, except that the "Expiration Date" thereunder shall be the fifth anniversary of the applicable redemption date and the initial "Warrant Price" thereunder shall equal the Conversion Price in effect as of the applicable redemption date. The Redemption Warrants shall be duly authorized and validly issued, and upon exercise of the Redemption Warrants, the Additional Warrant Shares shall be duly authorized, validly issued, fully paid, non-assessable and free and clear of all encumbrances and restrictions (except any encumbrances or restrictions created by the Purchaser and except for restrictions on transfer imposed by applicable securities laws). In order to exercise such redemption right, the Corporation shall deliver to all holders of Preferred Shares an irrevocable redemption notice ("Redemption Notice") electing to so redeem at least 30 days prior to any such redemption (the period between such Redemption Notice and such actual redemption hereinafter referred to as the "Redemption Notice Period"). Such Redemption Notice shall specify the redemption date and the number of Preferred Shares being redeemed on such date. For clarification purposes, (1) each holder of Preferred Shares shall have the right to convert any or all of its Preferred Shares at any time and from time to time during the "Redemption Notice Period", and (2) the Redemption Warrants are in addition to the Warrants issued pursuant to the Purchase Agreement. Notwithstanding anything contained herein, the Corporation shall not have any right to redeem Preferred Shares hereunder unless for at least 15 trading days during the Redemption Notice Period the Registration Statement pursuant to the Registration Rights Agreement is effective covering the resale of the Common Shares issuable upon conversion and such shares are covered by a current related prospectus, the use of which has not been suspended, that names the recipient of such shares as a selling stockholder thereunder, and such Common Shares are listed for trading on the Nasdaq National Market, the Nasdaq SmallCap Market, the New York Stock Exchange or the American Stock Exchange.

(3) Ownership Limitation. Notwithstanding anything contained in subsection (1) above, no holder's Preferred Shares shall be subject to automatic conversion to the extent such conversion would result in the holder of Preferred Shares exceeding or violating the limitations or provisions contained in Section 5(j) below. In such event, the Preferred Shares of such holder shall be converted to the extent such limitations are not exceeded or violated, and the Corporation's obligation to issue such Common Shares which would exceed such limits referred to in such Section 5(j) shall be suspended to the extent necessary until such time as shares of Common Stock may be issued in compliance with such restrictions. For clarification purposes, the foregoing provision does not require the Corporation to issue more shares of Common Stock than it would without such provision.

(j) Limitations on Holder's Right to Convert.

(A) Notwithstanding anything to the contrary contained herein, the number of shares of Common Stock that may be acquired by the holder upon conversion pursuant to the terms hereof shall not exceed a number that, when added to the total number of shares of Common Stock deemed beneficially owned by such holder (other than by virtue of the ownership of securities or rights to acquire securities (including the Preferred Shares) that have limitations on the holder's right to convert, exercise or purchase similar to the limitation set forth herein), together with all shares of Common Stock deemed beneficially owned (other than by virtue of the ownership of securities or rights to acquire securities that have limitations on the right to convert, exercise or purchase similar to the limitation set forth herein) by the holder's "affiliates" (as defined in Rule 144 of the Act) ("Aggregation Parties") that would be aggregated for purposes of determining whether a group under Section 13(d) of the Securities Exchange Act of 1934 as amended, exists, would exceed 9.99% of the total issued and outstanding shares of the Common Stock (the "Restricted Ownership Percentage"). Each holder shall have the right (w) at any time and from time to time to reduce its Restricted Ownership Percentage immediately upon notice to the Corporation and (x) (subject to waiver) at any time and from time to time, to increase its Restricted Ownership Percentage immediately in the event of the announcement as pending or planned, of a transaction or event referred to in Section 5(m) below or any other transaction in which in excess of 50% of the Corporation's voting control is transferred in one or a series of related transactions (whether by transfer, merger, consolidation or otherwise) or there is a replacement of more than 50% of the members of the Board of Directors of the Corporation with out the prior approval of the incumbent directors.

(B) The holder covenants at all times on each day (each such day being referred to as a "Covenant Day") as follows: During the balance of such Covenant Day and the succeeding sixty-one (61) days (the balance of such Covenant Day and the succeeding 61 days being referred to as the "Covenant Period") such holder will not acquire shares of Common Stock pursuant to any right (including conversion of Preferred Shares) existing at the commencement of the Covenant Period to the extent the number of shares so acquired by such holder and its Aggregation Parties (ignoring all dispositions) would exceed:

(x) the Restricted Ownership Percentage of the total number of shares of Common Stock outstanding at the commencement of the Covenant Period, minus

(y) the number of shares of Common Stock actually owned by such holder and its Aggregation Parties at the commencement of the Covenant Period.

A new and independent covenant will be deemed to be given by the holder as of each moment of each Covenant Day. No covenant will terminate, diminish or modify any other covenant. The holder agrees to comply with each such covenant. This Section 5(j)(B) controls in the case of any conflict with any other provision of the Purchase Agreement or any agreement or document entered into in connection therewith.

The Corporation's obligation to issue Common Shares which would exceed such limits referred to in this Section 5(j) shall be suspended to the extent necessary until such time, if any, as shares of Common Stock may be issued in compliance with such restrictions.

(k) Certificate for Conversion Price Adjustment. The Corporation shall promptly furnish or cause to be furnished to each holder a certificate prepared by the Corporation setting forth any adjustments or readjustments of the Conversion Price pursuant to this Section 5 and setting forth a brief statement of the facts requiring such adjustment or readjustment.

(l) Specific Enforcement. The Corporation agrees that irreparable damage would occur in the event that any of the provisions of this Certificate of Designations were not performed in accordance with their specific terms or were otherwise breached. Each holder of Preferred Shares and each permitted assignee shall have all rights and remedies set forth in this Certificate and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any law. Any person having any rights under any provision of this Certificate shall be entitled to enforce such rights specifically or pursue other injunctive relief or other equitable remedies (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Certificate and to exercise all other rights granted by law. Each holder of Preferred Shares and each permitted assignee without prejudice may withdraw, revoke or suspend its pursuit of any remedy at any time prior to its complete recovery as a result of such remedy.

(m) Mandatory Repurchase. Each holder shall have the unilateral option and right to compel the Corporation to repurchase any or all of such holder's Preferred Shares within 3 days of a written notice requiring such repurchase, at a price per Preferred Share equal to 120% of the Liquidation Value then in effect if any of the following events involving the Corporation shall have occurred:

(i) A Change in Control Transaction (as defined below);

(ii) A "going private" transaction under Rule 13e-3 promulgated pursuant to the Exchange Act; or

(iii) A tender offer by the Corporation under Rule 13e-4 promulgated pursuant to the Exchange Act.

A "Change in Control Transaction" will be deemed to exist if (i) there occurs any consolidation or merger of the Corporation with or into any other corporation or other entity or person (whether or not the Corporation is the surviving corporation), or any other corporate reorganization or transaction or series of related transactions, in each case in which the surviving corporation is no longer registered under the Securities Exchange Act of 1934, as amended, or the common stock of such surviving corporation is not listed for trading (or has been suspended from trading) on the Nasdaq National Market, the Nasdaq SmallCap Market, the New York Stock Exchange or the American Stock Exchange or (ii) a sale or transfer of all or substantially all of the assets of the Corporation, determined on a consolidated basis.

6. Voting Rights. The holders of Preferred Shares shall have the right to vote, in connection with any matter voted upon by, and as a single class with, the holders of Common Stock of the Corporation, with each such holder having one vote for each Common Share into which such holders Preferred Shares are then convertible hereunder (for clarification purposes, after applying the limitations contained in, and without violating the provisions of, Section 5(j) above). In addition to all other requirements imposed by Delaware law, and all other voting rights granted under the Corporation's Certificate of Incorporation, the affirmative vote of a majority of the Corporation's outstanding Preferred Shares and of the Subscriber (provided the Subscriber collectively owns at least 25% of the outstanding Preferred Shares) shall be necessary for (i) any repeal of this Certificate or any amendment or modification of this Certificate, or (ii) any amendment to the Certificate of Incorporation or by-laws of the Corporation that may adversely affect any of the rights, preferences, obligations or privileges of the Preferred Shares set forth in this Certificate of Designations, provided, however, that holders of Preferred Shares (other than the Subscriber under the Purchase Agreement and their affiliates) who are affiliates of the Corporation (and the Corporation itself) shall not participate in such vote and the Preferred Shares of such holders shall be disregarded and deemed not to be outstanding for purposes of such vote.

7. Notices. The Corporation shall distribute to the holders of Preferred Shares copies of all notices, materials, annual and quarterly reports, proxy statements, information statements and any other documents distributed generally to the holders of shares of Common Stock of the Corporation, at such times and by such method as such documents are distributed to such holders of such Common Stock.

8. Certificates.

(a) The certificate(s) representing the Preferred Shares held by any holder of Preferred Shares may be exchanged by such holder at any time and from time to time for certificates with different denominations representing an equal aggregate number of Preferred Shares, as reasonably requested by such holder, upon surrendering the same. No service charge will be made for such registration or transfer or exchange. In the event that any holder of Preferred Shares notifies the Corporation that its certificate(s) therefor have been lost, stolen or destroyed, the Corporation shall promptly and without charge deliver replacement certificate(s) to such holder, provided that such holder executes and delivers to the Corporation an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such lost, stolen or destroyed certificate(s).

(b) The certificate(s) representing the Preferred Shares may be imprinted with a legend in substantially the following form:

"THIS CERTIFICATE IS NOT REQUIRED TO BE PHYSICALLY SURRENDERED TO THE CORPORATION IN THE EVENT THAT THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE CONVERTED OR REDEEMED IN PART. AS A RESULT, FOLLOWING ANY CONVERSION OR REDEMPTION OF ANY PORTION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF SHARES INDICATED ON THIS CERTIFICATE."

9. Attorneys' Fees. In connection with enforcement by a holder of Preferred Shares of any obligation of the Corporation hereunder, the prevailing party shall be entitled to recovery of reasonable attorneys' fees and expenses incurred.

10. No Reissuance. No Preferred Shares acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued.

11. Severability of Provisions. If any right, preference or limitation of the Preferred Shares set forth in this Certificate of Designations (as this Certificate of Designations may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule or law or public policy, all other rights, preferences and limitations set forth in this Certificate of Designations, which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall nevertheless remain in full force and effect, and no right, preference or limitation herein set forth be deemed dependent upon any such other right, preference or limitation unless so expressed herein.

12. Limitations. Except as may otherwise be required by law and as are set forth in the Purchase Agreement and the Registration Rights Agreement, the Preferred Shares shall not have any powers, preference or relative participating, optional or other special rights other than those specifically set forth in this Certificate of Designations (as may be amended from time to time) or otherwise in the Certificate of Incorporation of the Corporation.

* * * * *

[Signature Page Follows]

IN WITNESS WHEREOF, this Certificate of Designations of the Corporation has been duly executed this __ day of March, 2001.

CLICKACTION INC.

By: _____________________________________
Name: __________________________________
Title: ____________________________________

EXHIBIT A TO CERTIFICATE OF DESIGNATIONS

(To be Executed by Holder
in order to Convert Preferred Shares)

CONVERSION NOTICE
FOR
SERIES A 4% CUMULATIVE CONVERTIBLE PREFERRED STOCK

The undersigned, as a holder ("Holder") of shares designated as Series A 4% Cumulative Convertible Preferred Stock ("Preferred Shares") of CLICKACTION INC., a Delaware corporation (the "Corporation"), hereby irrevocably elects to convert _____________ Preferred Shares for shares ("Common Shares") of common stock, par value $0.001 per share (the "Common Stock"), of the Corporation according to the terms and conditions of the Certificate of Designations for the Preferred Shares ("Certificate") as of the date written below. The undersigned hereby requests that share certificates for the Common Shares to be issued to the undersigned pursuant to this Conversion Notice be issued in the name of, and delivered to, the undersigned or its designee as indicated below. No fee will be charged to the Holder of Preferred Shares for any conversion. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Certificate. The undersigned represents as of the date hereof that, after giving effect to such conversion of Preferred Shares pursuant to this Conversion Notice, the undersigned will not exceed the "Restricted Ownership Percentage" contained in Section 5(j)(A) of the Certificate and will remain in compliance with Section 5(j)(B) of the Certificate.

Conversion Date: __________________________

Conversion Information: NAME OF HOLDER:

By: ____________________________________
Print Name: ____________________________________
Print Title: ____________________________________

Print Address of Holder:
____________________________________
____________________________________

Issue Common Stock to: ____________________________________
at: ____________________________________
_______________________________________

If Common Shares are to be issued to a person other than Holder,
Holder's signature must be guaranteed below:

SIGNATURE GUARANTEED BY:

THE COMPUTATION OF NUMBER OF COMMON SHARES TO BE RECEIVED IS SET FORTH ON PAGE 2 OF THE CONVERSION NOTICE.

Page 1 of Conversion Notice

Page 2 to Conversion Notice dated _______________ for: ___________________________
                                                    (Conversion Date)        (Name of Holder)

COMPUTATION OF NUMBER OF COMMON SHARES TO BE RECEIVED

Number of Preferred Shares being converted: ________ shares

(1) Number of Preferred Shares x $1,000: $________

(2) Accrued But Unpaid Dividends
[amount (1) above x (.04/360)
x number of days elapsed
since dividends last paid]: $_________

(3) Liquidated Damages not yet paid: $_________

Aggregate Liquidation Value [(1) + (2) + (3)]: $___________

Conversion Price $ ____________

Total Number of Common Shares = Aggregate Liquidation Value
                                                             Conversion Price

NUMBER OF COMMON SHARES ISSUED UPON CONVERSION = __ shares

The Holder hereby represents that, immediately following such conversion, the balance of the number of Preferred Shares held by such Holder equals _____________________.

If the conversion is not being settled by DTC, please issue and deliver ____ certificate(s) for Common Shares in the following amount(s):
_________________________________________________________________________________________________
_________________________________________________________________________________________________
____________________________________________________________________ _____________________________

If the Holder is receiving certificate(s) for Preferred Shares upon the conversion, please issue and deliver _____ certificate(s) for Preferred Shares in the following amounts:
_________________________________________________________________________________________________
_________________________________________________________________________________________________
____________________________________________________________________ _____________________________